Exhibit (a)(1)

                               NIKU CORPORATION

                               OFFER TO EXCHANGE
                CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES
                      OF COMMON STOCK OF NIKU CORPORATION
               HAVING AN EXERCISE PRICE GREATER THAN OR EQUAL TO
                       $7. 50 PER SHARE FOR NEW OPTIONS

                            ---------------------

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
            AT 12:00 MIDNIGHT, EASTERN U.S. TIME, ON MAY, 12, 2003,
               UNLESS THE OFFER IS EXTENDED BY NIKU CORPORATION

                            ---------------------

      Niku Corporation, which we refer to in this offer to exchange as "we," "us," the "company" or "Niku," is offering employees the opportunity to exchange all outstanding stock options to purchase shares of our common stock granted under the Niku Corporation 2000 Equity Incentive Plan, as amended (the "Equity Incentive Plan"), the Niku Corporation 2000 Stock Incentive Plan (the "2000 Stock Plan") and the Niku Corporation 1998 Stock Plan, as amended (the "1998 Stock Plan", and together with the Equity Incentive Plan and the 2000 Stock Plan, the "option plans") that have an exercise price greater than or equal to $7.50 per share (after giving effect to our recent reverse stock split) for new options to purchase shares of our common stock that we will grant under the Equity Incentive Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

      You may participate in this offer if you are an employee of Niku or one of our subsidiaries who is otherwise eligible to receive options under an option plan unless you are an employee who is a resident of the Netherlands. Directors and employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate in this offer.

      The offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 6 of this offer to exchange.

      In exchange for any eligible options tendered by an option holder that are accepted for exchange and canceled by us, the option holder will receive a new option exercisable for 1.15 shares of common stock for each share subject to the options tendered by the option holder and accepted for exchange by us (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. On the grant date, the shares subject to the new option will be vested as to (i) the number of shares that would have been vested on such date had the old option not been tendered plus (ii) the number of shares that would have been vested on such date had the old option been exercisable for fifteen percent more shares. The unvested shares subject to the new option will continue to vest according to the vesting schedule of your tendered options. For example, if you tender an option for 100 shares which began vesting on November 14, 2002, at a rate of 1/48 of the shares each month, you will receive new options exercisable for 115 shares which will vest and become exercisable as to (i) the 25 shares which would have been vested and exercisable under the tendered option by November 14, 2003, the date that we currently expect that the new options will be granted, plus (ii) an additional 3 shares. The remaining unvested shares would continue to vest according to the vesting schedule of your tendered option. Subject to the terms and conditions of the offer, we currently expect to grant the new options on or about the first business day that is six months and one day after the date we cancel the options accepted for exchange by us, with the exact date to be determined in our discretion. All tendered options accepted by us through the offer will be canceled as promptly as possible after 12:00 midnight, Eastern U.S. time, on the date the offer ends. The offer is currently scheduled to end on May 12, 2003, and we expect to cancel any options tendered and accepted for exchange on May 13, 2003, or as soon as possible thereafter.

      You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that have not expired or otherwise been cancelled or exercised. In addition, if you tender any option grant for exchange, you will also be required to tender all options granted to you during the six months immediately prior to the date of this offer, including any options with an exercise price below $7.50 per share. In other words, you must also tender all option grants received by you on or after October 15, 2002. If you attempt to tender some of your options but do not include all of the options granted to you on or after October 15, 2002, your tender will not be accepted.

      If you tender options that are accepted for exchange, we will grant you new options under a new option agreement. The terms and conditions of the new options may vary from the terms and conditions of the options you currently hold, as more fully described in the Equity Incentive Plan attached as exhibit
(d)(1) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on April 15, 2003. Among such variations, the new options will differ from your old options with respect to the number of shares subject to the new option (you will receive a new option exercisable for 1.15 shares for each share subject to the options you tender), the exercise price (100% of the fair market value of our common stock on the date of grant of the new options) and certain other terms specified in the offer. The terms of the new options and the Equity Incentive Plan are described in section 8 of this offer to exchange.

      If you are not a continuing employee of Niku or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange, and you will lose the value of your old options tendered.

      The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant of the new options. If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange. If you are a tax resident of a country other than the United States, the laws of the country of which you are a tax resident may differ from U.S. Federal income tax laws. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you.

      Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol "NIKU." On April 11, 2003 the last reported sale price of our common stock on the Nasdaq SmallCap Market was $3.45 per share and the number of shares of common stock outstanding was 11,853,646. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

      You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to: Niku Corporation, Attention: Eleanor Lacey, General Counsel, 305 Main Street, Redwood City, California 94063 (telephone: (707) 665-3112, facsimile:
(707) 665-2234 and e-mail: elacey@niku.com).

                                   _______________

                                      IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Niku Corporation, Attention: Stock Administration, c/o Kelly Collington and Eleanor Lacey, 305 Main Street, Redwood City, California 94063, facsimile:
(650) 298-4645. Delivery by e-mail will not be accepted. To participate in the offer, you must deliver a properly completed and duly executed letter of transmittal to us before the offer expires at 12:00 midnight, Eastern U.S. time, on May 12, 2003.

      We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                   _______________

                               TABLE OF CONTENTS

                                                                          Page

SUMMARY TERM SHEET...........................................................1
INTRODUCTION.................................................................9
THE OFFER...................................................................12
1.    NEW OPTIONS; EXPIRATION DATE..........................................12
2.    PURPOSE OF THE OFFER..................................................13
3.    PROCEDURES FOR TENDERING OPTIONS......................................15
4.    WITHDRAWAL RIGHTS.....................................................16
5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS...........16
6.    CONDITIONS OF THE OFFER...............................................18
7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS....................20
8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS..............20
9.    INFORMATION CONCERNING NIKU CORPORATION...............................26
10.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS....28
11.   STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
      CONSEQUENCES OF THE OFFER.............................................31
12.   LEGAL MATTERS; REGULATORY APPROVALS...................................32
13.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................32
14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT............................35
15.   FEES AND EXPENSES.....................................................36
16.   ADDITIONAL INFORMATION................................................37
17.   MISCELLANEOUS.........................................................40

SCHEDULE A
      INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF NIKU
      CORPORATION..........................................................A-1

SCHEDULE B
      ADDENDA FOR CERTAIN NON-U.S. EMPLOYEES...............................B-1

                              SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange indicating where you can find a more complete description of the topics in this summary.

      What is the offer to exchange?

      As more fully described below, we are offering to exchange your options having an exercise price greater than or equal to $7.50 per share (after giving effect to our recent reverse stock split) under the Equity Incentive Plan, the 2000 Stock Plan or the 1998 Stock Plan, that you properly tender pursuant to the offer to exchange, for new options to be granted under the Equity Incentive Plan. (See section 1)

      You will receive a new option exercisable for 1.15 shares of common stock for each share subject to the options that you tendered and are accepted for exchange by us (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. (See section 2)

      We expect to grant the new options on or about November 14, 2003, with the exact date to be determined in our discretion.

      Why are we making the offer?

      We grant options as an incentive to motivate employees and to reward employee contributions. Our stock price has decreased significantly since we granted options to our employees and many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. We believe that options that have an exercise price higher than the current market price of our common stock may not be meaningful incentives to our employees.

      How does this offer benefit me?

      This offer benefits you in several ways: first, by making this offer, we intend to provide you, our employees, with the benefit of owning options that over time may have a greater potential to increase in value than the options you currently hold with exercise prices greater than or equal to $7.50 per share (after giving effect to our recent stock split). Second, you will receive new options exercisable for 1.15 shares of common stock for each share subject to the options that you tendered. Third, the shares subject to the new options will be vested as to the number of shares that would have been vested had you not tendered in this exchange offer plus the number of shares that would have been vested had the old option been exercisable for fifteen percent more shares.

      How does this offer benefit the Company?

      This offer benefits the Company in two primary ways: first, we believe that the grant of new options will provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for our employees and thereby maximize stockholder value. Second, if and to the extent that our stock price increases above $7.50 in future periods, we would not need to record stock-based compensation expense relating to options which we repriced in November 2001 that are tendered and cancelled in accordance with this offer. This will in turn, make it easier for the company to attain and maintain GAAP profitability. (See section 2)

      Why does GAAP profitability matter?

      In the past, companies, including Niku, have reported both pro forma results and GAAP results. Under pro forma reporting rules, the November 2001 repricing would not negatively affect our reported results. However, under GAAP rules and regulations we may be required to record the non-cash accounting impact of increases and decreases in the share price of our common stock as a compensation expense relating to the November 2001 repricing - the higher the market value of our common stock, the greater the compensation expense we would have to record. If and to the extent that our stock price increases above $7.50, this compensation expense would negatively impact our profitability as measured under GAAP. As GAAP profitability is increasingly playing a greater role in the investment decisions of institutions and other investors, we believe that attaining and maintaining GAAP profitability is important for us, our employees and our stockholders. (See section 2)

      Why don't we simply reprice the current options?

      "Repricing" existing options would result in variable accounting for all such options, which could require that for financial reporting purposes we record compensation expense each quarter until such repriced options are exercised, canceled or expired. As explained above, this compensation expense would negatively impact our GAAP profitability. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will not have to record compensation expense for the new options. (See section 11)

      Can Niku withdraw the offer?

      We will not be required to accept any options tendered for exchange and may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, if at any time we determine that certain events have occurred. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposals, or a change in your employment status with us. These and various other conditions are more fully described in section 6. If the offer is withdrawn prior to the expiration date, your tendered options will remain outstanding. The offer is not conditioned upon a minimum number of options being tendered.

      Are there requirements I must satisfy in order to receive new options once my tendered options are accepted by the Company?

      You will be eligible to receive new options if you properly tender existing options that have an exercise price greater than or equal to $7.50 per share (after giving effect to our recent reverse stock split) through this offer to exchange. In addition, if you tender any option grant for exchange, you will be required to also tender all options granted to you during the six months immediately prior to the date of this offer, including options with an exercise price below $7.50 per share. In other words, you must also tender all option grants received by you on or after October 15, 2002. To receive a grant of new options, you must be an employee of Niku or one of our subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we expect to grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, with the exact date to be determined in our discretion. If we do not extend the offer, we currently expect that the new options will be granted on or about November 14, 2003. If you are not a continuing employee of Niku or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange and you will lose the value of your old options tendered. (See section 1)

      Our directors and executive officers are not eligible to participate in this offer. (See section 1)

      If your options meet the eligibility requirements and your tendered options are accepted pursuant to the terms and conditions of the offer, we will grant you a new option exercisable for 1.15 shares of our common stock for each share subject to the options you tender (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. For example, if you are eligible to participate in the offer and you tender an option to purchase 100 shares of Niku common stock that we accept for exchange and cancel, we will grant you a new option exercisable for 115 shares of Niku common stock. (See section 1)

      What will the terms, including vesting, of my new options be?

      The new options that you will receive will be granted under the Equity Incentive Plan. The terms of these new options will be subject to the terms and conditions of the Equity Incentive Plan and a new option agreement between you and us, which will be substantially in the form of exhibit (d)(5) (or if you are an employee who is a resident of the UK, exhibit (d)(6)) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on April 15, 2003. You must execute the new option agreement before receiving new options.

      The terms and conditions of the new options may vary from the terms and conditions of the options that you tender and we accept and cancel. These new options will differ from your old options with respect to the number of shares subject to the new option (you will receive new options exercisable for 1.15 shares for each share subject to the options you tender), the exercise price (100% of the fair market value of our common stock on the date of grant of the new options) and certain other terms specified in the offer. You should carefully review the description of the new options and the terms and conditions of the Equity Incentive Plan in section 8 before making a decision to tender your options.

      What will the exercise price of the new options be?

      The exercise price of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the average of the closing bid and asked prices of our common stock on the Nasdaq SmallCap Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel tendered options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (See section 8)

      When will I receive my new options?

      We currently expect to grant the new options on or about the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange, with the exact date to be determined in our discretion. For example, if we cancel the tendered options accepted for exchange on May 13, 2003, the day following the scheduled expiration date of the offer, we currently expect the grant date of the new options to be on or about November 14, 2003. If you are not a continuing employee of Niku or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange, and you will lose the value of your old options tendered. (See section 5)

      Why won't I receive my new options immediately after the expiration date of the offer?

      If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial accounting reporting purposes to treat the new options as variable awards. This consequence means that we may be required to record the non-cash accounting impact of increases and decreases in the share price of our common stock as a compensation expense for the new options granted pursuant to this offer on each vesting date of the new option. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See section 11)

      If I choose to tender options for exchange, do I have to tender all of my options?

      You must tender all outstanding options under an individual option grant. We are not accepting partial tenders of individual option grants. For example, if you hold an option to purchase 100 shares of common stock at an exercise price of $50.00 per share, you must tender the entire option; you cannot tender only part of the option grant and retain the remainder. On the other hand, if you have an option to purchase 100 shares of common stock at an exercise price of $50.00 per share and an option to purchase 200 shares of common stock at an exercise price of $35.00 per share, you may choose to tender either of these option grants, both of these option grants or neither of these option grants, provided that these option grants were made on or prior to October 15, 2002.

      If you tender any option grant, you will be required to tender all option grants that you received during the six months immediately prior to the date of this offer, including any options with an exercise price that is less than $7.50 per share. In other words, you must also tender all option grants received on or after October 15, 2002. If you attempt to tender some of your options but do not include all of the options granted to you on or after October 15, 2002, your entire tender will not be accepted. (See section 1)

      If my current options are incentive stock options, will my new options be incentive stock options?

      If your current options are incentive stock options, we intend to grant your new options as incentive stock options to the extent permitted under applicable law and the Equity Incentive Plan. If any of your current options were split between an incentive stock option and a nonqualified stock option because your original grant exceeded the $100,000 limit on incentive stock options, we intend to grant each of your new options as incentive stock options to the extent permitted under applicable law and the Equity Incentive Plan. All other new options will be granted as nonqualified options. (See section 13)

      Will I have to pay taxes if I exchange my options in the offer?

      If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Furthermore, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes.

      We recommend that you consult with your own tax advisor to determine the tax consequences of this offer. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States, the employees will be required to remit withholding taxes due at the time of grant or if withholding taxes are due upon vesting, to sign a standing order authorizing a broker designated by us to sell the number of vested shares necessary to satisfy any applicable withholding tax obligation. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. (See section 13)

      Will I be required to give up all of my rights to the canceled options?

      Yes. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights with respect to those options. (See section 5)

      What happens to options that I choose not to tender or that are not accepted for exchange?

      Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

      What if Niku enters into a merger or other similar transaction?

      If we enter into a merger or other similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock were acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Alternatively, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

      In the event of a merger or similar transaction, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options under this offer to exchange. If we were to terminate your right to receive new options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options and would not have any rights with respect to tendered options. (See sections 2 and 6)

      What happens if the offer is not accepted?

      Nothing. If we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any new options. No changes will be made to your current options and they will remain outstanding until they expire by their terms. In the event that the offer expires and we do not accept any options tendered for exchange, we will return all option agreements sent to us in connection with the offer and all options tendered for exchange promptly following the expiration of the offer.

      When does the offer expire?  Can the offer be extended?

      The offer expires on May 12, 2003, at 12:00 midnight, Eastern U.S. time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Eastern U.S. time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be deferred. (See sections 1 and 14)

      How do I tender my options?

      In order to tender your options, you must deliver, before the offer expires at 12:00 midnight, Eastern U.S. time, on May 12, 2003, a properly completed and signed letter of transmittal in the form of exhibit (a)(2) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on April 15, 2003, which is included in this mailing, and any other documents required by the letter of transmittal, to Niku Corporation, Attention: Stock Administration, c/o Kelly Collington and Eleanor Lacey, 305 Main Street, Redwood City, California 94063, facsimile (650) 298-4645. We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. Delivery by e-mail will not be accepted.

      If the offer is extended by us beyond May 12, 2003, you must deliver these documents before the extended expiration date of the offer.

      We reserve the right to reject any or all tenders of options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all such properly tendered options promptly after the expiration of the offer. (See section 3)

      During what period of time may I withdraw previously tendered options?

      You may withdraw your tendered options at any time before the offer expires at 12:00 midnight, Eastern U.S. time, on May 12, 2003. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern U.S. time, on June 10, 2003, you may withdraw your tendered options at any time thereafter. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted.

      If you withdraw your previously tendered options, you may re-tender options only by again following the delivery procedures described in this offer to exchange. (See section 4)

      How will Niku's acceptance of the offer be communicated?

      Promptly after May 12, 2003, the expected expiration date of the offer, we will notify you of the number of shares subject to the options that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options. If the offer is extended by us beyond May 12, 2003, we will notify you promptly after the extended expiration date of the offer. (See section 5)

      What does Niku and its board of directors think of the offer?

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, financial and tax advisors. (See section 2)

      Whom can I talk to if I have questions about the offer? For additional information or assistance, you should contact:

      Niku Corporation
      Attention:  Eleanor Lacey
      305 Main Street
      Redwood City, CA 94063
      telephone:  (707) 665-3112
      facsimile:  (707) 665-2234
      e-mail:  elacey@niku.com




                                 INTRODUCTION

      Niku Corporation, which we refer to in this offer to exchange as "we," "us," "the company" or "Niku," is offering to exchange all outstanding options to purchase shares of common stock granted under the Niku Corporation 2000 Equity Incentive Plan, as amended (the "Equity Incentive Plan"), the Niku Corporation 2000 Stock Incentive Plan (the "2000 Stock Plan") and the Niku Corporation 1998 Stock Plan, as amended (the "1998 Stock Plan," and together with the Equity Incentive Plan and the 2000 Stock Plan, the "option plans"), that have an exercise price greater than or equal to $7.50 per share (after giving effect to our recent reverse stock split) or more for new options that we will grant under the Equity Incentive Plan. In exchange for any eligible options tendered, you will receive a new option exercisable for 1.15 shares of common stock for each share subject to the option tendered (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. On the grant date, the shares subject to the new option will be vested as to (i) the number of shares that would have been vested on such date had the old option not been tendered plus (ii) the number of shares that would have been vested on such date had the old option been exercisable for fifteen percent more shares. The unvested shares subject to the new option will continue to vest according to the vesting schedule of your tendered options. For example, if you tender an option for 100 shares which began vesting on November 14, 2002 at a rate of 1/48 of the shares each month, you will receive new options exercisable for 115 shares which will vest and become exercisable as to (i) the 25 shares which would have been vested and exercisable under the tendered option by November 14, 2003, the date that we currently expect that the new options will be granted, plus (ii) an additional 3 shares. The remaining unvested shares would continue to vest according to the vesting schedule of your tendered option. You may participate in this offer if you are an employee of Niku or one of our subsidiaries who is otherwise eligible to receive options under the Equity Incentive Plan unless you are an employee who is a resident of the Netherlands. Members of our board of directors and all employees who are defined as officers for purposes of
Section 16(b) of the Securities Exchange Act, each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate in the offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

      Subject to the terms and conditions of the offer, we currently expect to grant the new options on or about the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange by us, with the exact date to be determined in our discretion. If we do not extend the offer, we currently expect that the new options will be granted on or about November 14, 2003.

      This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is completely voluntary. This offer is subject to conditions that we describe in section 6 of this offer to exchange.

      You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any option grant for exchange, you will be required to also tender all options granted to you during the six months immediately prior to today, including any options with an exercise price below $7.50 per share. In other words, you must also tender all option grants received by you on or after October 15, 2002. If you attempt to tender some of your options but do not include all of the options granted to you on or after October 15, 2002, your entire tender will not be accepted.

      If you tender options for exchange, we will grant you new options under a new option agreement to be entered into between you and us after the expiration of the offer.

      The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the average of the closing bid and asked prices of our common stock on the Nasdaq SmallCap Market on the date of grant.

      In order to receive a new option pursuant to this offer, you must be an eligible employee of Niku or one of our subsidiaries on the date the options are tendered through the date on which the new options are granted, which will be at least six months and one day after the cancellation of the options accepted by us for exchange pursuant to this offer. If you are not an employee of Niku or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange.

      At the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you.

      As of March 31, 2003, options to purchase 1,841,498 shares of our common stock were issued and outstanding under the option plans. Of these options, options to purchase 622,511 shares of our common stock had an exercise price per share of $7.50 or more and were otherwise eligible for exchange in the offer. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 34% of the total shares of our common stock issuable upon exercise of all options outstanding under the option plans as of March 31, 2003. Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol "NIKU." On April 11, 2003 the last reported sale price of our common stock on the Nasdaq SmallCap Market was $3.45 per share and the number of share of common stock outstanding was 11,853,646. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

      All options accepted for exchange by us pursuant to this offer will be canceled. Once your options have been canceled, you will no longer have any rights under those options.




                                   THE OFFER

1. NEW OPTIONS; EXPIRATION DATE.

      Upon the terms and subject to the conditions of the offer, we are offering certain employees the opportunity to exchange all eligible outstanding options under the option plans that are properly tendered and not validly withdrawn in accordance with section 4 of this offer to exchange before the "expiration date," as defined below, for new options exercisable for shares of common stock granted under the Equity Incentive Plan. All outstanding options that have an exercise price greater than or equal to $7.50 per share (after giving effect to our recent reverse stock split) issued under the Equity Incentive Plan, the 2000 Stock Plan or the 1998 Stock Plan, are eligible for exchange in the offer. Members of our board of directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act, each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate in the offer. For purposes of the offer, the term "expiration date" means 12:00 midnight, Eastern U.S. time, on May 12, 2003, unless we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

      We will not accept partial tenders of individual option grants. Therefore, you may only tender options for all of the shares of common stock subject to a particular option grant that have not expired or otherwise been cancelled or exercised, or not tender any of the options subject to that grant. If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six months immediately prior to the date of the tender offer, including options with an exercise price below $7.50 per share. In other words, you must also tender all option grants received on or after October 15, 2002. If you attempt to tender some of your options but do not include all of the options granted to you on or after October 15, 2002, your entire tender will not be accepted.

      If your options are properly tendered and accepted for exchange, you will be entitled to receive a new option exercisable for 1.15 shares of our common stock for each share subject to the options that you tendered and accepted for exchange by us (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. All new options will be granted under and subject to the terms of the Equity Incentive Plan and a new option agreement to be entered into between you and us. If you are not an employee of Niku or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options. This means that upon your death, resignation or termination of your employment by us for any reason prior to the date we grant the new options, you will not receive anything in exchange for the options that you tendered and we canceled.

2. PURPOSE OF THE OFFER.

      We issued the options outstanding under the option plans to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who make, or are expected to make, important contributions to our company by providing them with equity ownership opportunities and performance-based incentives and thereby better aligning their interests with those of our stockholders.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that are exercisable for a greater number of shares than the old options and that will have an exercise price equal to 100% of the fair market value of our common stock on the day of the grant of new options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. We also expect that the exchange offer may have beneficial accounting effects for the company as well because the new options will not trigger a compensation expense to the company as the options vest.

      On November 12, 2001, our board of directors, acting pursuant to existing terms of our stock option plans, approved the repricing of approximately 890,000 outstanding stock options with exercise prices above $7.50. The exercise prices of all such stock options were repriced to $7.50, which was the fair market value of our stock on November 12, 2001. There were no changes to the vesting schedules of the repriced options. Options held by our former chief executive officer, former executive vice president of strategy and planning, board of directors and non-employees were not repriced. We are accounting for the repriced options using variable accounting whereby the aggregate intrinsic value of the repriced options is continuously remeasured and amortized to stock-based compensation expense over the vesting periods. Based on the stock price as of January 31, 2003, we recorded $4.8 million in recovery of stock-based compensation recognized in fiscal 2003 relating to these repriced stock options offset by $1.2 million in other stock-based compensation in fiscal 2003. As of January 31, 2003, deferred stock-based compensation relating to these repriced options was zero, reflecting the intrinsic value of unexercised repriced options as of January 31, 2003. To the extent that our stock price increases above $7.50 in future periods, we will need to record additional stock-based compensation expense.

      Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

(1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (except our non-operating subsidiaries, which we currently plan to liquidate);

(2) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(3) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(4) any change in our present management including, but not limited to, any plans or proposals to change any material term of the employment contract of any executive officer;

(5)        any other material change in our corporate structure or business;

(6) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

(7) any change in our certificate of incorporation or by-laws, or any actions which may impede the acquisition of control of us by any person.

      In addition, although we have no current plans to change the number or terms of the directors of our present board, we may consider from time to time in the future, additions to or changes in, the composition of our board.

      If we enter into a merger or other similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock were acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Alternatively, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

      In the event of a merger or similar transaction, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options under this offer to exchange. If we were to terminate your right to receive new options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive new options to purchase securities of the acquiror, or any other consideration, for their tendered options and would not have any rights with respect to tendered options. See section 6 for a description of the conditions to the offer.

      On December 3, 2002, our common stock was transferred to the Nasdaq SmallCap Market. We must meet the continued listing criteria for the Nasdaq SmallCap Market to maintain listing. Those criteria include (1) a $35 million market value of listed securities or stockholders' equity of $2.5 million or $500,000 in net income from continuing operations, (2) a $1.00 bid price, (3) 500,000 publicly-held shares, (4) a $1 million market value of publicly held shares, (5) two market makers, and (6) 300 round lot stockholders. Failure to maintain compliance with any of these standards could, after applicable grace periods, result in the delisting of our common stock.

      You must make your own decision whether to tender your options for exchange. Neither Niku nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. The new options issued pursuant to the offer may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal counsel, accountant, financial and tax advisors.

3. PROCEDURES FOR TENDERING OPTIONS.

      Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, complete, sign and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a properly executed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at Niku Corporation, Attention:
Stock Administration, c/o Kelly Collington and Eleanor Lacey, 305 Main Street, Redwood City, California 94063, facsimile: (650) 298-4645, before the expiration date.

      The method of delivery of all documents, including the letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your options will not be considered tendered until we receive the necessary documentation. We will not accept delivery by e-mail.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

      Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

      You may only withdraw your tendered options in accordance with the provisions of this section 4.

      You may withdraw your tendered options at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern U.S. time, on June 10, 2003, you may withdraw your tendered options at any time thereafter.

      To validly withdraw tendered options, you must deliver to us at the address set forth in section 3, a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant number, grant date, exercise price and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal should be executed by the option holder who tendered the options to be withdrawn as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

      Neither we nor any other person is obligated to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS.

      Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights with respect to those options. If we cancel all tendered options on May 13, 2003, we currently expect to grant the new options on or about November 14, 2003, the first business day that is at least six months and one day after the date we intend to cancel all tendered options, with the exact date to be determined in our discretion. If the offer is extended, then the grant date of the new options will also be extended. Our board of directors, or certain officers designated by our board of directors, will select the actual grant date of the new options.

      For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern U.S. time.

      In exchange for eligible options tendered by you, you will receive a new option exercisable for 1.15 shares of our common stock for each share subject to the options that you tender that are accepted for exchange (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events.

      We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the cancellation of the tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.

      If you are not an employee of Niku or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options and will not have any rights with respect to tendered options.

      For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. Promptly after we cancel options tendered for exchange, we will send each tendering option holder a letter (a form of which is attached as exhibit (a)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on April 15, 2003) indicating the number of shares subject to the options that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

      Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

6. CONDITIONS OF THE OFFER.

      We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 15, 2003, and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

       (1)             any threatened, instituted or pending action or
                  proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

                       (a) challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or

                       (b) otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or any of our subsidiaries, or

                       (c) otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

      (2)             any action is threatened, pending or taken, or any
                  approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                       (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                       (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                       (c) materially impair the benefits that we believe we will receive from the offer; or

                       (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

      (3) any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record additional compensation expense against our earnings in connection with the offer;

      (4) any decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 25% measured during any time period after the close of business on April 15, 2003;

      (5) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      (6) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

      (7) any change which occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

      These conditions to the offer are for our benefit. We may assert any of the above conditions in our sole discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time, prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

      Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "NIKU." The following table shows, for the periods indicated, the high and low closing sale prices per share of our common stock as reported by the Nasdaq Market. All share prices have been retroactively adjusted to reflect the one-for-ten reverse stock split of our common stock in November 2002.

                                                    High           Low
                                                    ----           ---
Fiscal Year ended January 31, 2002
    First Quarter ended April 30, 2001 .........$  108.10      $ 11.20
    Second Quarter ended July 31, 2001..........    27.10         8.00
    Third Quarter ended October 31, 2001........     9.00         4.70
    Fourth Quarter ended January 31, 2002.......    29.40         5.50

Fiscal Year ending January 31, 2003
    First Quarter ended April 30, 2002..........$   35.70       $ 9.90
    Second Quarter ended July 31, 2002..........    11.50         2.50
    Third Quarter ended October 31, 2002........     3.90         1.00
    Fourth Quarter ended January 31, 2003.......     7.80         3.57

      As of April 11, 2003, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $$3.45 per share and the number of shares of common stock outstanding was 11,853,646. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      The following description summarizes the material terms of the Equity Incentive Plan and options granted under that plan. This description is only a summary and is not complete. We recommend that you review each of the Equity Incentive Plan, the 2000 Stock Plan, the 1998 Stock Plan, and the form of new option agreement that have been filed with the Securities and Exchange Commission as exhibits to the Tender Offer Statement on Schedule TO. The terms and conditions of the option plans are also summarized in the prospectus relating to each plan prepared by us and previously distributed to you. You may also contact us at Niku Corporation, Attention: Eleanor Lacey, 305 Main Street, Redwood City, California 94063 (telephone: (707) 665-3112, facsimile:
(707) 665-2234 and e-mail: elacey@niku.com), to request copies of the option plans, the form of the new option agreement, or the prospectus relating to each plan, each of which will be provided at our expense.

      Consideration. We will grant new options exercisable for common stock under the Equity Incentive Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The new options granted to each option holder will be exercisable for 1.15 shares of common stock for each share subject to the options tendered by such option holder and accepted for exchange by us (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we expect to grant new options exercisable for a total of 715,887 shares of our common stock. Our directors and executive officers are not eligible to participate in the offer.

      The grant of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options, other stock rights, or any right of continued employment.

      Terms of New Options. The new options will be granted under the Equity Incentive Plan and a new option agreement between us and each option holder who has tendered options in the offer. The new option agreement will be substantially the same as the form of option agreement attached as exhibit
(d)(5) (or for employees who are residents of the UK, exhibit (d)(6))to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on April 15, 2003. You must execute the new option agreement before receiving new options.

      If you tender options granted to you under any of our plans, your new options granted pursuant to the offer will vest and become exercisable as to portions of the shares subject to your new options as follows: On the grant date, the shares subject to the new option will be vested as to (i) the number of shares that would have been vested on such date had the old option not been tendered plus (ii) the number of shares that would have been vested on such date had the old option been exercisable for fifteen percent more shares. The unvested shares subject to the new option will continue to vest according to the vesting schedule of your tendered options. For example, if you tender an option for 100 shares which began vesting on November 14, 2002 at a rate of 1/48 of the shares each month, you will receive new options exercisable for 115 shares, which will vest and become exercisable as to (i) the 25 shares which would have been vested and exercisable under the tendered option by November 14, 2003, the date that we currently expect that the new options will be granted, plus (ii) an additional 3 shares. The remaining unvested shares would continue to vest according to the vesting schedule of your tendered option.

      The terms and conditions of the new options may vary from the terms and conditions of the options tendered and accepted for exchange with respect to the exercise price, manner of exercise, the date the vesting begins, the vesting schedule and certain other terms specified in the offer.

      You should also be aware that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options that you receive in the offer may have a higher exercise price than some or all of your tendered options accepted for exchange by us.

      Terms of the Equity Incentive Plan.

      General Information. The compensation committee of our board of directors, on our behalf, is authorized under the Equity Incentive Plan to grant awards to directors, officers and employees of Niku and our subsidiaries and consultants of Niku and its related corporations by providing them with incentive stock options, nonqualified stock options, restricted stock awards, and stock bonuses (options, awards and bonuses are referred to collectively as "Stock Rights"). The Equity Incentive Plan also provides for the automatic grant of options to non-employee directors. As of March 31, 2003 the number of shares available for grant under the Equity Incentive Plan was 498,620 shares of common stock (after giving effect to our recent reverse stock split). The Equity Incentive Plan provides for an annual increase on the first day of each calendar year equal to 5% of the outstanding shares as of the immediately preceding December 31st, provided that no more than 2,000,000 shares (after giving effect to our recent reverse stock split) shall be issued as incentive stock options. In addition, any authorized shares not issued or subject to outstanding grants under the 1998 Stock Plan on the Effective Date (as defined in paragraph 19 of the Equity Incentive Plan) and any shares issued under the 1998 Stock Plan that are forfeited or repurchased by us or that are issuable upon exercise of options granted without having been exercised in full, will no longer be available for grant and issuance under the 1998 Stock Plan, but will be available for grant and issuance under the Equity Incentive Plan. The maximum number of shares subject to Stock Rights that may be awarded to any person in any calendar year under the Equity Incentive Plan is 200,000 shares (after giving effect to our recent reverse stock split), provided that new employees may be eligible to receive Stock Rights covering a maximum of 250,000 shares (after giving effect to our recent reverse stock split) in the calendar year in which they commence employment. Shares subject to Stock Rights under the Equity Incentive Plan and the 1998 Stock Plan that expire, are canceled or otherwise are terminated are available for re-grant under the Equity Incentive Plan.

      Administration. The Equity Incentive Plan is administered by one or more committees of our board of directors consisting of two or more directors, the members of which are selected by, the board of directors. Subject to the provisions of the Equity Incentive Plan, the committee has full authority to administer the plan within the scope of its delegated responsibilities, including the authority to interpret and construe any relevant provision of the plan, to adopt rules and regulations that it deems necessary, to determine which individuals are eligible to participate and/or to receive Stock Rights under the plan, to determine the amount and/or number of shares subject to such Stock Rights and to determine the terms of such Stock Rights (which terms need not be identical). Decisions of a committee made within the discretion delegated to it by the board of directors are final and binding on all persons.

      Term. The term of each Stock Right under the Equity Incentive Plan is fixed by the compensation committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will generally have a term of ten years from the date of grant.

      No Stock Rights may be granted under the Equity Incentive Plan after October 20, 2009, although shares of the common stock may be issued after October 20, 2009 pursuant to awards made on or prior to that date.

      Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to 100% of the fair market value of our common stock on the date of grant of the new options, which will be the average of the closing bid and asked prices of our common stock on the Nasdaq SmallCap Market on the date of grant, or as otherwise set forth in the Equity Incentive Plan.

      Payment of Exercise Price. Exercise of new options under the Equity Incentive Plan may be made, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the Chief Financial Officer, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price and withholding taxes due. Payment of the option exercise price for the new options under the Equity Incentive Plan must be made by delivery of cash or check payable to us or as otherwise provided in the Equity Incentive Plan.

      Vesting and Exercise. The board of directors, including the compensation committee, has the authority to determine at what time or times each Stock Right may be exercised. The exercisability of Stock Rights may be accelerated by the board of directors, including the compensation committee.

      Restricted Stock. The compensation committee may grant restricted stock, which is subject to forfeiture by the recipient in the event that conditions specified by the compensation committee in the restricted stock agreement are not satisfied prior to the end of the applicable restriction period or periods established by the compensation committee for such restricted stock. The compensation committee determines the terms and conditions of any such restricted stock award, including the conditions for repurchase (or forfeiture) and the grant price, if any.

      Stock Bonuses. The compensation committee may grant stock bonuses for services rendered to us or any parent or subsidiary of our company or may be awarded upon satisfaction of such performance goals as are set out in advance in the participant's individual award agreement. The compensation committee determines the terms and conditions of any such stock bonus award.

      Corporate Transactions. The Equity Incentive Plan defines a "Corporate Transaction" to include the following: (a) a dissolution or liquidation of our company or our successor corporation, (b) a merger or consolidation in which we or our successor corporation is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of our company or our successor corporation in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of our company or our successor corporation or their relative stock holdings and the Stock Rights granted under the Equity Incentive Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (c) a merger in which we or our successor corporation is the surviving corporation but after which the stockholders of our company or our successor corporation immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with our company or our successor corporation in such merger) cease to own their shares or other equity interest in our company or our successor corporation, (d) the sale of substantially all of the assets of our company or our successor corporation, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of our company or our successor corporation by tender offer or similar transaction.

      In the event of any Corporate Transaction, the Equity Incentive Plan provides that the vesting schedule of each new option shall automatically accelerate so that each such new option shall accelerate as to an additional 25% of the shares that are unvested on the date of the Corporate Transaction, and thereafter, unless otherwise set forth below, all unvested shares subject to outstanding awards will continue to vest in equal monthly installments over the remaining original vesting term as set forth in the stock option award agreement. Upon a Corporate Transaction, all outstanding Stock Rights shall be assumed by the successor or acquiring corporation (if any), which assumption will be binding on all participants. In the alternative, the successor acquiring corporation may substitute equivalent Stock Rights or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the Stock Rights). The successor corporation may also issue, in place of outstanding unvested shares of our common stock held by the participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event such successor corporation (if any) refuses to assume or substitute Stock Rights, such Stock Rights will expire on such Corporate Transaction at such time and on such conditions as the compensation committee will determine. Notwithstanding anything in the Equity Incentive Plan to the contrary, the compensation committee may, in its sole discretion, provide that the vesting of any or all Stock Rights granted pursuant to the Equity Incentive Plan will accelerate upon a Corporate Transaction. If the compensation committee exercises such discretion with respect to new options, such new options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the compensation committee determines, and if such options are not exercised prior to the consummation of the Corporate Transaction, they shall terminate at such time as determined by the compensation committee.

      Adjustments. If any change is made to our common stock issuable under the Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of our company without consideration, then (a) the number of shares reserved for issuance under the Equity Incentive Plan, (b) the number of shares that may be granted pursuant to Stock Rights and Director Options, (c) the exercise prices of and number of shares subject to outstanding options, and (d) the number of shares subject to other outstanding Stock Rights will be proportionately adjusted, subject to any required action by the Board or our stockholders and compliance with applicable securities laws; provided, however, that fractions of a share will not be issued but will either be replaced by a cash payment equal to the fair market value of such fraction of a share or will be rounded up to the nearest whole share, as determined by the compensation committee.

      Transferability. Stock Rights other than nonqualified stock options granted under the Equity Incentive Plan, and any interest therein, are not be transferable or assignable by any participant, and may are exercisable: (i) during the participant's lifetime, only by (A) the participant, or (B) the participant's guardian or legal representative; and (ii) after participant's death, by the legal representative of the participant's heirs or legatees. Unless otherwise restricted by the compensation committee, nonqualified stock options are exercisable: (i) during the participant's lifetime only by (A) the participant, (B) the participant's guardian or legal representative, (C) a family member of the participant who has acquired the nonqualified stock option by "permitted transfer;" and (ii) after participant's death, by the legal representative of the participant's heirs or legatees.

      Termination. In the event a participant ceases to provide services to us or one of our subsidiaries for any reason other than as of a result of his or her disability or death or for cause (as described in the Equity Incentive
Plan), subject to the terms of the option agreement, the participant will have a period of three months following the date of such cessation of service during which to exercise the then vested shares subject to each outstanding option held by such participant, but in any event, no later than the expiration date of the option. In the event a participant ceases to provide services to us or one of our subsidiaries as a result of his or her disability or death (or the participant dies within three months following his or her termination of employment other than for cause), the participant or his or her legal representative will have a period of twelve months following the date of such cessation of service during which to exercise the then vested shares subject each outstanding option held by such participant, but in any event, no later than the expiration date of the options. In the event a participant is terminated for Cause (as defined in paragraph 23 of the Equity Incentive
Plan), neither the participant, the participant's estate nor such other person who may then hold the option shall be entitled to exercise any option with respect to any shares whatsoever, after the termination of service.

      Amendment and Termination of the Equity Incentive Plan. Our board of directors may amend or terminate the Equity Incentive Plan at any time and in any manner. However, no such amendment may adversely affect the rights or obligations with respect to Stock Rights outstanding under the Equity Incentive Plan without the holder's consent.

      No Stockholder Rights and Employment Rights. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding options until such shares are purchased in accordance with the provisions of the Equity Incentive Plan. Nothing in the Equity Incentive Plan confers upon the participant any right to continue in our employ.

      Registration of Option Shares. All shares of common stock granted upon exercise of options under the Equity Incentive Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act of 1933, as amended, (the "Securities Act") on a registration statement on Form S-8 filed by us with the Securities and Exchange Commission. Unless you are one of our affiliates, and subject to our insider trading policy, you will be able to sell the shares received upon exercise of your options free of any transfer restrictions under applicable securities laws.

      Tax Consequences. You should refer to section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting the new options under this offer to exchange. If you are a tax resident of a country other than the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

9. INFORMATION CONCERNING NIKU CORPORATION

      We provide portfolio management software for large enterprises. Our principal customers within these enterprises are information technology departments, new product development groups and consulting organizations. Our software provides management and governance of projects, programs and portfolios for these customers, enabling them to achieve control and predictability in their key initiatives. Our software is based on a web services architecture and offers a broad range of functionality including project management, resource management, portfolio management, project costing and financial planning, as well as specific project-based methodologies such as Six Sigma.

      We are a Delaware corporation. Our principal executive offices are located at 305 Main Street, Redwood City, California 94063 and our telephone number is (650) 298-4600. Our World Wide Web site address is www.niku.com. The information in the Web site is not incorporated by reference into this offer to exchange. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "NIKU."

      On February 25, 2003, we announced our revenue and earnings for our fiscal fourth quarter ended January 31, 2003. Our fiscal fourth quarter revenues were $12.0 million compared with $18.3 million for our fiscal fourth quarter ended January 31, 2002. Net income for our fiscal fourth quarter ended January 31, 2003 was $5.7 million or $0.63 per share compared with net loss of $16.8 million or $(2.31) per share for our fiscal fourth quarter ended January 31, 2002.

      The ratio of earnings to fixed charges, computed by dividing earnings by fixed charges, consists of income (loss) before provision for income taxes and cumulative effect of change in accounting principle adjusted for fixed charges, which consist of interest expense and the estimated portion of rental expense that we deem representative of the interest factor of rental payments under operating leases. For the years ended January 31, 2003, 2002, 2001, 2000 and 1999, earnings were not sufficient to cover fixed charges by $10.8 million, $7.8 million, $1.5 million, $367,000 and $26,000, respectively.

      We have reduced our workforce, consolidated excess facilities and restructured certain of our business functions. As a result of the restructuring program, we recorded restructuring and other charges of $0.9 million and $37.9 million in the fourth quarter of fiscal 2003 and in the fiscal year ended January 31, 2003, respectively.

      Our revenues for fiscal 2003 were $48.4 million compared with $67.5 million for fiscal 2002. Net loss for fiscal 2003 was $37.8 million or $(4.96) per share compared with net loss of $291.5 million or $(39.20) per share for fiscal 2002.

      Before deciding whether to tender your options pursuant to the offer, we encourage you to review the information included in: (1) our current reports on Form 8-K filed April 14, 2003, December 3, 2002, November 21, 2002, November 7, 2002, and July 12, 2002; (2) our annual report on Form 10-K for the year ended January 31, 2003, filed April 15, 2003; (3) our quarterly reports on Form 10-Q for the quarters ended October 31, 2002, July 31, 2002, and April 30, 2002, and filed December 13, 2002, September 12, 2002, and June 13, 2002, respectively; (4) the description of our common stock contained in our registration statement on Form 8-A filed on January 6, 2000, including all amendments or reports updating this description; (5) our definitive proxy statement for our 2002 annual meeting of stockholders, filed May 17, 2002; (6) our definitive proxy statement for our special meeting of stockholders held on October 10, 2002, filed September 5, 2002; and (7) our definitive proxy statement for our special meeting of stockholders held on April 10, 2003, filed March 20, 2003. We are incorporating by reference the financial information contained in the filings referred to in the preceding sentence into this offer to exchange. See "Additional Information" beginning on page 37 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including our filings that contain our financial statements.

      The following table summarizes certain of our consolidated financial data.

                                                                            Years ended
                                                                            January 31,
                                                              2001              2002              2003
                                                              ----              ----              ----
                                                               (in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue............................................        $  68,922        $   67,466         $    48,410
Gross profit.......................................           48,300            31,985              34,671
Loss from operations...............................         (141,000)         (294,014)            (43,530)
Net income (loss)..................................         (130,876)         (291,546)            (37,794)

Assets Data:
Total current assets...............................        $ 195,756        $   74,288         $    25,797
Non-current assets.................................          197,311            27,287               4,766
Total assets.......................................          393,067           101,575              30,563

Liabilities and Stockholders' Equity (Deficit) Data:
Total current liabilities..........................       $   74,406        $   63,260         $    24,578
Long-term liabilities..............................              268             6,758               9,959
Total liabilities..................................           74,674            70,018              34,537
Total stockholders' equity (deficit)...............          318,393            31,557              (3,974)

Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities        $ (86,983)        $ (73,881)       $    (23,853)
Net cash provided by (used in) investing activities          (63,204)           32,269              10,955
Net cash provided by (used in)financing activities.          216,212              (251)            (22,063)

Per Share Data:
Basic and diluted loss per common share from
continuing Operations..............................        $     (19.57)     $     (39.20)    $      (4.96)
Basic and diluted net loss per common
   share...........................................        $     (19.57)     $     (39.20)    $      (4.96)
Book value per common share (1)....................        $      41.54      $       4.29     $      (0.45)

(1) Book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at January 31, 2001, 2002 and 2003, respectively.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of March 31, 2003, our seven executive officers and directors as a group beneficially owned options outstanding under the option plans to purchase a total of 685,022 shares of our common stock, which represented approximately 37% of the shares subject to all options outstanding under the option plans as of that date. As of March 31, 2003, the following executive officers or directors held outstanding options under the option plans with an exercise price greater than or equal to $7.50 per share:

      Joshua Pickus, Chief Executive Officer, held options exercisable for 22 shares of common stock at an exercise price of $7.50 per share; and

      Val Vaden, Director, held options exercisable for 5,000 shares of common stock at an exercise price of $7.50 per share.

      This represented approximately 0.8 % of the shares subject to all eligible options outstanding under the option plans as of that date. Our directors and executive officers are not eligible to participate in the offer.

      In the 60 days prior to and including April 15, 2003, the directors and executive officers of Niku had the following transactions in options to purchase our common stock:

                                                               Type of                  Underlying
Name/Title                             Date                    Transaction              Shares (#)
----------                             ----                    -----------              ----------

Joshua Pickus                          February 20, 2003         Grant                   270,000
   President and Chief Executive
   Officer and Chairman of the
   Board



Michael Shahbazian                     February 20, 2003         Grant                   120,000
   Senior Vice President and
   Chief Financial Officer
Peter Thompson                         February 20, 2003         Grant                   25,000
   Director

      On February 12, 2003, we entered into a common stock and warrant purchase agreement with various investors led by Walden VC II, L.P., providing for the issuance of 3,088,230 shares of common stock at a price of $3.35 per share and warrants to purchase an additional 386,034 shares of common stock at a price of $0.40 per warrant share. The warrants carry an exercise price of $3.40 per share and have a five-year term. The financing occurred in two closings. In the initial closing, which occurred February 12, 2003, we issued 1,549,735 shares and warrants to purchase an additional 193,720 shares, constituting approximately 19.9% of our common stock outstanding, for gross proceeds of approximately $5.3 million. In the subsequent closing, which occurred on April 11, 2003, we issued 1,538,495 shares and warrants to purchase an additional 192,314 shares, constituting an additional 19.8% of our common stock outstanding, for gross proceeds of approximately $5.2 million.

      Pursuant to a registration rights agreement, which we entered into on February 12, 2003, with various investors led by Walden VC II, L.P., in connection with the private placement described above, we are required, no later than April 30, 2003, at our expense, to file with the Securities and Exchange Commission, a shelf registration statement registering the resale of the shares of common stock issued in the private placement and issuable upon the exercise of the warrants issued in the private placement. The registration rights terminate in two years, unless the shares are earlier sold or may be sold without registration. In addition, the investors also have piggyback registration rights to include shares of common stock issued to them in the private placement or upon the exercise of warrants issued to them in the private placement, in any registration statement we file to register securities for our own account. These piggyback registration rights terminate in five years, unless the shares are earlier sold or may be sold without registration.

      On November 6, 2002, we entered into a voting agreement with Farzad Dibachi, our former president and chief executive officer, and Rhonda Dibachi, our former vice president of planning and strategy, in connection with employment agreements previously entered into with them. This agreement provides for the voting of their shares on any matter presented to stockholders in the manner unanimously recommended by our board.

      Additionally, on October 31, 2002, we entered into a voting agreement with Limar Realty Corp. #30, in connection with the termination of our former headquarters lease. This agreement provides for the voting of shares on any matter presented to stockholders, at its option, either (i) in the manner unanimously recommended by the board or (ii) in the same proportion as all other shares present and eligible to vote are actually voted, excluding from the calculation abstentions, broker non-votes and votes cast by shares owned by Farzad Dibachi, Rhonda Dibachi or any related entity.

      We currently have a term loan for $5.0 million from a financial institution. We entered into this loan in September 2002. The term loan is secured by our tangible and intangible assets, accrues interest at 7.50% per annum and matures on February 15, 2004. We are required to make quarterly payments of principal and interest on a five-year amortization schedule. We repaid $250,000 plus interest in December 2002 and $250,000 plus interest in March 2003. On the maturity date, the remaining principal balance of $3.5 million is due. This term loan has certain financial covenants, including covenants relating to cash on hand, revenue and operating expenses. In January 2003, we received a waiver from the financial institution with respect to a covenant requiring repayment of a portion of the term loan with the proceeds of a legal settlement we received in December 2002. In February 2003, we received a waiver with respect to a covenant relating to revenue with which we were not compliant.

      In November 1999, the Company loaned $1,250,000 to its then president, vertical markets, Joshua Pickus, who is now its chief executive officer, secured by a stock pledge agreement and personal assets, in connection with his purchase of 125,000 shares of the Company's restricted common stock. The loan initially accrued interest at 6.08% and was to mature in November 2002. In May 2002, the Company extended the maturity date of the loan to November 2004 and reduced the interest rate to 3.21%. In July 2002, the Company repurchased these 125,000 shares of common stock from Mr. Pickus for $675,000, the fair market value of the common stock at that time, and Mr. Pickus used all of this consideration to repay the equivalent principal amount of the note. In connection with this repayment, the Company cancelled $116,000 in accrued interest, which was recorded as compensation expense. This loan remains secured by the personal assets of Mr. Pickus. On March 16, 2003, Mr. Pickus made a $150,000 payment against this loan which reduced the interest outstanding as of the date of repayment to zero and reduced the principal outstanding to $537,000.

      Pursuant to the Fourth Amended and Restated Investors' Rights Agreement, dated as of November 18, 1999, as amended December 8, 1999, to which we are a party, the stockholders party thereto are entitled to rights with respect to the registration, under the Securities Act, of our securities held by them. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, these holders are entitled to notice of the registration and to participate in the registration at our expense. Additionally, as of March 19, 2003, these holders are also entitled to up to two demand registration rights pursuant to which they may require us to file a registration statement and use best efforts to effect registration under the Securities Act, at our expense. Further, these holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration under certain circumstances. These registration rights terminate upon the earlier of five years following our initial public offering or at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of a given holder's shares during a three-month period.

      Except as otherwise described above and ordinary course grants of stock options to employees who are not directors or executive officers, there have been no transactions in our common stock or in options to purchase our common stock or that were effected during the past 60 days by us or, to our knowledge, by any director, executive officer, affiliate or subsidiary of Niku. In addition, except as otherwise described above and outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the option plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of options under the option plans and for issuance upon the exercise of such options. Once your options have been canceled, you will no longer have any rights with respect to those options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq SmallCap Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

      We expect that the new options will generally not be treated for financial reporting purposes as variable awards. We believe that we will not incur any compensation expense relating to the grant of the new options because:

o we will not grant any new options to optionholders who tender in the exchange offer until a business day that is at least six months and one day after the date that we cancel the eligible options accepted for exchange; and

o the exercise price of all new options will equal 100% of the fair market value of the common stock on the date we grant the new options.

      We may incur compensation expense, however, if we grant any new options having an exercise price less than the exercise price of the eligible options being tendered in exchange for such new options to any tendering option holder before the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we could be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeded the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12. LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of new options as contemplated by the offer, or of any other approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new options for tendered options is subject to conditions, including the conditions described in section 6.

      We may be required to make notice of other filings or otherwise obtain regulatory approval for the issuance of new options to our employees in jurisdictions outside California.

13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material United States federal income tax consequences of the exchange of options pursuant to this offer. This discussion is based on the Internal Revenue Code, as of the date of this offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      General

      Option holders who exchange outstanding options for new options should not be required to recognize income for United States federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. If you tendered incentive stock options, we intend to grant you new incentive stock options to the maximum extent permitted by applicable law and any remaining options would be nonqualified stock options. If you tendered nonqualified options, we intend to grant you new nonqualified options.

      Incentive Stock Options

      The holder of incentive stock options generally does not realize taxable income upon the grant or exercise of an incentive stock option under our plans. However, an incentive stock option holder's Alternative Minimum Taxable income is increased by the amount by which the aggregate fair market value of the shares subject to the option, generally determined as of the date of exercise, exceeds the aggregate grant price of the options. Except in the case of an option holder's death or disability, if an incentive stock option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonqualified stock options (see below).

      If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition of those shares depends upon whether the disposition is "qualifying" or "disqualifying." The disposition of the option shares is qualifying if it is made:

o at least two years after the date the incentive stock option was granted, and

o at least one year after the date the incentive stock option was exercised.

      If the disposition of the option shares is a qualifying disposition, then any excess of the sale price of the option shares over the grant price of the option will be treated as long-term capital gain taxable at the long-term capital gain tax rate in effect at the time of the sale. On the other hand, if the grant price exceeds the sales price, the holder would recognize a long-term capital loss for the amount of such excess.

      If the disposition does not meet the above requirements, it is a disqualifying disposition with the result that the gain that would have been realized at the time the option was exercised is included as ordinary income in the year of the disqualifying disposition. Such ordinary income is limited to the lesser of: (1) the excess of the fair market value of the option shares on the date the option was exercised over the grant price or (2) the excess of the sale price of the option shares over the grant price. If the sales price exceeds the fair market value of the option shares on the date the option was exercised, such excess will be taxed as long-term or short-term capital gain, depending upon whether the shares were sold more than one year after the option was exercised. However if the grant price exceeds the sales price, such excess will be taxed as a long-term or short-term capital loss for the amount of such excess, depending on whether the shares were held for more than one year after the option was exercised.

      Unless an option holder engages in a disqualifying disposition, we will not be entitled to a compensation expense deduction for United States federal income tax purposes with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a compensation expense deduction for United States federal income tax purposes in an amount equal to the amount of compensation income taxable to the option holder, if we comply with certain reporting requirements.

      The primary difference to you between an incentive stock option and a nonqualified option is that, under the internal revenue code, your exercise of nonqualified stock options is subject to ordinary income tax treatment at the time of exercise. However, in the case of an incentive stock option, you are generally not subject to regular income tax until you dispose of the shares acquired upon exercise, and you have the potential of capital gains tax treatment if such disposition is a qualifying disposition.

      With respect to eligible incentive stock options, the Internal Revenue Service ("IRS") may characterize this offer as a modification of your current incentive stock options, even if you decline to participate in this offer. If the IRS were successful in asserting that this offer constitutes a modification of those incentive stock options, such action could result in an extension of the required holding period to qualify for capital gains treatment by restarting such holding period as of the date this offer commences. In such event, you would not be eligible for favorable tax treatment in connection with a disposition of shares acquired upon the exercise of any affected incentive stock option prior to the expiration of the extended holding period, and instead you would be taxed in a manner similar to that which would apply to a nonqualified stock option (see below). You would continue to qualify for the favorable tax treatment with respect to any incentive stock option that is not eligible for this offer.

      Stock Options

      The holder of nonqualified stock options generally does not realize taxable income upon the grant of a nonqualified stock option under our plans. However, when an option holder exercises a nonqualified stock option, the excess of the fair market value of the option shares over the grant price of the option will be compensation income taxable as ordinary income to the option holder. Gain or loss on a subsequent sale of the shares would be recognized for United States federal income tax purposes in an amount equal to the difference between the sale price and the fair market value of the shares at the time the option was exercised. Such gain or loss would be taxed as long-term or short-term capital gain or loss, depending upon whether the shares were sold more than one year after the option was exercised.

      We will be entitled to a compensation expense deduction for United States federal income tax purposes in an amount equal to the amount of compensation income taxable to the option holder, if we comply with certain reporting requirements.

      Exercise Of Stock Options With Previously Acquired Shares

      If an option holder uses previously acquired shares of Niku common stock to pay all or a portion of the grant price of either an incentive stock option or a nonqualified stock option, no gain or loss is recognized for United States federal income tax purposes on the disposition of those shares. However, the use of shares of Niku common stock that were previously acquired upon the exercise of an incentive stock option will be treated as a disposition of those shares for purposes of determining whether the holder has made a "disqualifying disposition" of those shares, which could result in the recognition of ordinary income, as described under "Incentive Stock Options," above.

      For United States federal income tax purposes, the number of shares of Niku common stock received upon the exercise of the option that is not in excess of the number of previously acquired shares used to pay the grant price will have the same cost basis and holding period for capital gain and loss purposes as such previously acquired shares. Further, if the option exercised is a nonqualified stock option, the number of shares received upon the exercise of such option that is in excess of the number of previously acquired shares used to pay the grant price will have a cost basis equal to the sum of any cash paid upon exercise, plus the amount of compensation income taxable as ordinary income upon exercise of such option, as described under "Nonqualified Stock Options," above. On the other hand, if the option exercised is an incentive stock option, the number of shares received upon the exercise of such option that is in excess of the number of previously acquired shares used to pay the grant price will have a cost basis equal to the sum of any cash paid upon exercise, plus, if applicable, the amount of ordinary income recognizable on a disqualifying disposition of previously acquired shares, as described in the previous paragraph and under "Incentive Stock Options," above.

      YOU SHOULD CONSULT YOUR OWN TAX ADVISOR (AT YOUR OWN EXPENSE) WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.


14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We may, from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by disseminating notice of the extension to option holders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Securities Exchange Act. If the offer is extended, then the grant date of the new options will also be extended.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by disseminating notice of the termination or postponement to the option holders by public announcement, oral or written notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by increasing or decreasing the exercise price of options eligible to be tendered in the offer.

      We will publish notice or otherwise inform you in writing, if we decide to take any of the following actions:

      (1) we increase or decrease the amount of consideration offered for the eligible options;

      (2) we decrease the number of options eligible to be tendered in the offer; or

      (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

      If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

      Amendments to the offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern U.S. time, on the next business day after the last previously scheduled or announced expiration date. Any notice made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. We have no obligation to publish, advertise or otherwise communicate any such public announcement except by making a press release to the Dow Jones News Service or as otherwise required or permitted by applicable law.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15. FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16. ADDITIONAL INFORMATION.

      We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the Securities and Exchange Commission before making a decision on whether to tender your options:

      (1) our current reports on Form 8-K filed April 14, 2003, December 3, 2002, November 21, 2002, November 7, 2002, and July 12, 2002;

      (2) our annual report on Form 10-K for the year ended January 31, 2003, filed April 15, 2003;

      (3) our quarterly reports on Form 10-Q for the quarters ended October 31, 2002, July 31, 2002, and April 30, 2002, and filed December 13, 2002, September 12, 2002, and June 13, 2002, respectively;

      (4) the description of our common stock contained in our registration statement on Form 8-A filed on January 6, 2000, including all amendments or reports updating this description;

      (5) our definitive proxy statement for our 2002 annual meeting of stockholders, filed May 17, 2002;

      (6) our definitive proxy statement for our special meeting of stockholders held on October 10, 2002, filed September 5, 2002; and

      (7) our definitive proxy statement for our special meeting of stockholders held on April 10, 2003, filed March 20, 2003.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

     450 Fifth Street, N.W.               500 West Madison Street
     Room 1024                            Suite 1400
     Washington, D.C.  20549              Chicago, IL  60661

      You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "NIKU," and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

      Nasdaq Operations
      735 K Street, N.W.
      Washington, D.C.  20006




      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

      Niku Corporation
      Attention:  Eleanor Lacey
      305 Main Street
      Redwood City, California 94063
      telephone: (707) 665-3112
      facsimile: (707) 665-2234
      e-mail: elacey@niku.com

  between the hours of 9:00 a.m. and 4:00 p.m., Pacific U.S. time. As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Niku should be read together with the information contained in the documents to which we have referred you.

17.   MISCELLANEOUS.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                    Niku Corporation
April 15, 2003




                                  SCHEDULE A

      INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF NIKU CORPORATION

           The directors and executive officers of Niku Corporation and their positions and offices as of April 15, 2003 are set forth in the following table:

              Name                Position and Offices Held

Joshua Pickus.....................President and Chief Executive Officer and
                                  Chairman of the Board

Michael Shahbazan.................Senior Vice President and Chief Financial
                                  Officer and Secretary

Ravi Chiruvolu....................Director

Matt Miller.......................Director

Edward F. Thompson................Director

Peter Thompson....................Director

Val E. Vaden......................Director

      The address of each director and executive officer is: c/o Niku Corporation, 305 Main Street, Redwood City, California 94063.




                                  SCHEDULE B


                        ADDENDUM FOR EMPLOYEES WHO ARE
                            TAX RESIDENTS IN FRANCE

      The following is a general summary of the income and social insurance tax consequences of the exchange of options for a grant of new options under the offer for French tax residents who are salaried employees of Niku France SAS. This discussion is based on the French tax law as of the date of the offer, which is subject to change in the next few months, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Niku Corporation (the "Company") recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

      The new grant will be made as part of a French sub-plan for qualified options under sections L. 225-177 to L. 225-186 of the New French Commercial Code, and pursuant to the terms of the sub-plan, the exercise price for your new options will be in an amount not less than 80% of the average fair market value of the Company's common stock for the 20 days preceding the date of grant. You will be eligible for preferential tax treatment, provided that you meet the qualifications of the French sub-plan and the reporting objectives provided by French law.

      If the difference between the average fair market value of the Company's common stock for the 20 days preceding the date of grant and the exercise price of the options is greater than 5%, the spread (i.e., the amount in excess of such 5%) will be considered as additional salary and taxed at the progressive rate. The applicable rate may amount to up to 49.58% on the basis of the spread net of social contributions. Your employer will be required to withhold your portion of social security contributions at a rate of approximately 22% of the spread, including the general social security contribution, or "CSG", and the contribution to the reimbursement of social security debts, or "CRDS". Your employer will also be required to pay its portion of social security contributions, approximately 45% of the spread. The taxation will be triggered by the exercise of the options.

      When you sell the shares acquired under the French sub-plan, provided that the option has not been disqualified, you will be taxed on the gain made upon the exercise of the option (i.e., the difference between the market value of the shares on the exercise date and the exercise price) depending on the length of time between the date of exercise and the date of the stock sale.

      The sub-plan provides that the options may not be exercised within a 4-year holding period beginning on the date of the new grant. For example, under the French sub-plan and current legislation, you will not be able to sell the shares acquired under the new option until October 17, 2007.

      If you sell the shares immediately after the expiration of the 4-year holding period or hold the shares less than two years after the exercise date, the portion of the gain made upon the exercise of the options up to
(euro)152,500 will be taxed at the rate of 40% (30% plus a 2% special tax, the 7.5% CSG and the 0.5% CRDS). The portion of the gain in excess of
(euro)152,500 will be subject to tax at the rate of 50% (40% plus a 2% special tax, the 7.5% CSG and the 0.5% CRDS). Alternatively, you may elect for taxation at the normal progressive rates. If, after the expiration of the 4-year holding period, you hold the shares for at least two additional years, the gain upon exercise will be taxed upon the stock sale at the rate of 26% for its portion equal or below (euro)152,500 and at the rate of 40% for its portion in excess of (euro)152,500.

      The difference between the sales price of the stock and its market value at the time of exercise will be taxed at a rate of 26% (i.e., 16% income tax, the 7.5% CSG, the 0.5% CRDS and a 2% special tax).

      The taxation of the capital gains at the rate of respectively 40%, 50% and 26% only applies when the aggregate gross proceeds from sales of securities by you and persons belonging to your household considered for tax purposes for the year exceeds (euro)15,000. Once this threshold is crossed, such spread and capital gains are taxable in their entirety.




                        ADDENDUM FOR EMPLOYEES WHO ARE
                           TAX RESIDENTS OF GERMANY

      The following is a general summary of the tax consequences of the exchange of options for a grant of new options under the offer for German tax residents. This discussion is based on the German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stockholders. The company recommends that you consult your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

      You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized will be compensation to you. The company will withhold income and social taxes on the income recognized, as required under German law.




                        ADDENDUM FOR EMPLOYEES WHO ARE
                      TAX RESIDENTS IN THE UNITED KINGDOM

      The following is a general summary of the UK income tax and National Insurance consequences ("NICs") of the exchange of options granted under the Niku Corporation 1998 Stock Plan (the "1998 Existing Options") and under the Equity Incentive Plan and/or the 2000 Stock Plan (the "2000 Existing Options") for the grant of new options under the Equity Incentive Plan pursuant to the offer (the "New Options"). Your treatment may differ depending on whether you surrender a 1998 Existing Option or a 2000 Existing Option. This summary only applies to individuals who are resident in the UK for tax purposes at the date of surrender of the 1998 and 2000 Existing Options and at the date of grant of the New Options and are still so resident at the date of the exercise of the New Options and subsequent date on which the shares are sold. If you are not UK resident throughout such period then different rules may apply and if you are in any doubt you should consult an independent financial advisor, accountant, solicitor or tax advisor. This discussion is based on UK tax law as at the date of the offer. Whilst the following statements are believed to be accurate you should note that tax legislation and practice may change and revised legislation will take precedence over the information in this summary. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary does not apply to restricted stockholders. The Company recommends that you consult with your own tax advisor before taking any action about which you are unsure in respect of the offer.

A.    1998 EXISTING OPTIONS

Surrender of 1998 Existing Options

      You will not be subject to UK tax on the surrender of your 1998 Existing Option. NICs should not be payable on the surrender of your 1998 Existing Option.

Grant of New Options

      You will not be subject to UK tax when your New Option is granted.

Exercise of New Options

      A charge to UK income tax will arise when your New Option is exercised on the difference between the price paid to exercise your New Option and the market value at the date of exercise of the shares acquired pursuant to the exercise of your New Option.
If the shares are still quoted on the Nasdaq SmallCap Market, or on any other market, at the time of exercise, your employer will be required to operate the system of Pay As You Earn ("PAYE"). As such your employer will be able to withhold sums from any monies due to you in order to pay your income tax. In normal circumstances NICs will not be payable but in the event that they are, your employer will be able to withhold sums from any monies due to you in order to pay your employee NICs.

      If the shares are not quoted on the Nasdaq SmallCap Market, or any other market, at the time of exercise of your New Option your employer may not (depending on other circumstances) be required to operate the system of PAYE. In these circumstances, no NICs will be payable and you must report the exercise of the New Option on your self-assessment tax return and pay any income tax due at the usual time.

B.    2000 EXISTING OPTIONS

Surrender of Existing Options

      You will not be subject to UK tax or NICs on the surrender of your Existing Option.

Grant of New Options

      You will not be subject to UK tax when your New Option is granted.

Exercise of New Options

      A charge to UK income tax will arise when your New Option is exercised on the difference between the price paid to exercise your New Option and the market value at the date of exercise of the shares acquired pursuant to the exercise of your New Option.

      If the shares are still quoted on the Nasdaq SmallCap Market, or any other market, at the time of exercise, your employer will be required to operate the PAYE system. As such it will be able to withhold sums from any monies due to you in order to pay your tax and employee NICs.

      If the shares are not quoted on the Nasdaq SmallCap Market, or any other market, at the time of exercise of your New Option your employer may not, depending on other circumstances, be required to operate the system of PAYE. In these circumstances, no NICs will be payable and you must report the exercise of the New Option on your self-assessment tax return and pay any income tax due at the usual time.

C.    1998 AND 2000 EXISTING OPTIONS

      If such income tax and employee NICs cannot be collected from you under withholding procedures the Company or your employer may require you to remit to your employer an amount sufficient to satisfy your liability to UK income tax and any NICs. The Committee may in its sole discretion allow you to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the shares to be issued that number of shares having Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is determined.

      You may also be required to join your employer in making an election (in such terms and such form as may be approved by the Inland Revenue) for the transfer to you of the whole or such part as the Company or your employer may determine, of any liability of your employer to pay any employer NICs.

      If you subsequently sell the shares a charge to capital gains tax ("CGT") may arise on any further growth in value of the shares since the date of exercise. The capital gain is calculated as follows:

 net sale proceeds less (any amount on which any income tax has already been charged + market value of shares at date of exercise)


      If you sell your shares immediately after having acquired them you should not have any gains; rather, the sale should create a capital loss which may then be set against any capital gains you make in that year or in future years. It may also be possible to offset this capital loss against your income of that or the preceding year, provided certain conditions are satisfied. You would need to take further independent professional advice on this point at the time of sale. This CGT treatment is due to the UK Inland Revenue's interpretation of a recent Court of Appeal case and may change, either by way of an amendment to UK legislation or to Inland Revenue policy.




                               NIKU CORPORATION

                               OFFER TO EXCHANGE
                CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES
                      OF COMMON STOCK OF NIKU CORPORATION
               HAVING AN EXERCISE PRICE GREATER THAN OR EQUAL TO
                        $7.50 PER SHARE FOR NEW OPTIONS

                               ________________

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
             AT 12:00 MIDNIGHT, EASTERN U.S. TIME ON MAY 12, 2003,
               UNLESS THE OFFER IS EXTENDED BY NIKU CORPORATION

                                _______________

           Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:


                               Niku Corporation
                           Attention: Eleanor Lacey
                                305 Main Street
                        Redwood City, California 94063
                           telephone: (707) 665-3112
                           facsimile: (707) 665-2234
                            e-mail: elacey@niku.com

                                _______________

                                April 15, 2003